Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 29, 2014, with respect to the consolidated financial statements included in the Annual Report on Form 10-K for the year ended March 31, 2014, of UQM Technologies, Inc., which is incorporated by reference in this Registration Statement.  We consent to the incorporation by reference in the Registration Statement of the aforementioned report.

/s/ GRANT THORNTON LLP

Denver, Colorado

August 18, 2014